Exhibit 99.2
Chairman’s 2005 Letter to Shareholders

April, 2006
To Our Shareholders,
Despite hurricanes Katrina, Rita and Wilma and a reinsurance commutation, we were still able to record the best results in our history, helping propel our shareholders’ equity to a record $1.7 billion. We had an exceptional year in 2005 and remain very optimistic about the future and our ability to continue to return above average results for our shareholders.
We had an exceptional year in 2005 and remain
very optimistic about the future and our ability
to continue to return above average results for
our shareholders.
Net earnings increased 20% to $195.9 million, or $1.79 per diluted share in 2005 compared to $163.0 million, or $1.65 per diluted share in 2004,even with after tax losses of $58.2 million, or $0.53 per diluted share for hurricane activity and $16.9 million, or $0.15 per diluted share due to the reinsurance commutation. Clearly, our ability to achieve record earnings despite these losses is due to the profitability of our non-catastrophe businesses and strong investment income.
Total revenue grew 28% to a record $1.6 billion in 2005 compared to the previous year, primarily driven by a 36% increase in earned premium to $1.4 billion and a 52% increase in investment income to $98.9 million. Cash flow from operations remained very strong in 2005 at $624.0 million.
Our insurance companies had a very good year despite the hurricanes, with margins remaining at very acceptable levels on all but catastrophe business. Diversified financial products, which includes directors’ & officers’ liability, professional indemnity, credit and surety businesses, continued to grow profitably and now represents more than 45% of our net written premium. Group life, accident & health business represents 34% of our net written premium and though somewhat more competitive now, it still produces very acceptable margins. Although smaller in premium size, aviation and our other specialty lines contributed strongly to our earnings. Our markets are generally very stable, but international directors’& officers’ liability and professional indemnity are becoming increasingly more competitive although margins remain acceptable. Property and energy rates are rising significantly following the losses in 2005 and there are opportunities to be considered in both lines.
As our capital has grown and our business continues to be profitable, we have substantially increased our retention of premium in all non-catastrophe lines of business. This has proven to be a very good strategy as profit margins have been excellent and the increased premium has sustained strong cash flow and driven investment assets to record levels. In 2005,our net written premium increased by 36% to $1.5 billion and while we do not expect the same rate of growth in 2006,we are continually changing the mix of business that we write so we can emphasize the most profitable aspects of each line. Going forward, we have intentionally reduced our exposure to Gulf of Mexico and Florida property business in an effort to stabilize our exposure to windstorms, but large losses bring new opportunities and we remain prepared to capitalize on them when they arise.
Our fee and commission revenue is produced by our underwriting agencies and intermediaries. We have seen a reduction in this revenue in 2005 as a result of our planned increased retentions which decreased ceding commission to our insurance companies and commission earned by our reinsurance intermediaries. However, the non-affiliated business produced by our intermediaries has grown and is expected to provide a positive trend in the revenue of this segment by the end of 2006.
HCC Insurance Holdings, Inc.     •     2005 ANNUAL REPORT

Reinsurance recoverables should have peaked in 2005 as our business remained profitable to our reinsurers and the amount of reinsurance we purchased was reduced. Unfortunately, hurricanes Katrina, Rita and Wilma changed all that and our recoverables increased more than $250 million to new high levels. This increase was partially offset by the opportunistic commutation of $145 million of older recoverables. A commutation is where we take back the outstanding and incurred but not reported loss reserves from a reinsurer together with a negotiated amount of cash, discounted to represent approximate present day cash value. The charge for the discount is offset by future investment income on the cash received and any savings if the losses are eventually settled for less than the reserved amounts. We have been particularly successful in these commutations over the years and intend to be proactive about additional transactions as they become available. The quality of our reinsurance recoverables continues to improve and we expect the total amount to reduce in 2006 barring any further catastrophe losses.
Net investment income continues to outperform, rising 52% in 2005 to $98.9 million compared to the previous year. This gain is driven by increased investment assets as a result of strong cash flow, our equity offerings in 2004 and 2005, the reinsurance commutation and increasing net loss reserves due to longer settlement periods on our liability business. Although we are prepared to invest part of our funds in higher yielding instruments if the risk reward ratio warrants it, our investments remain very conservative with most of our assets invested in fixed income bonds, both taxable and exempt, with an average S&P rating of AAA. Maturities are still relatively short and could be lengthened for additional yield. Investment assets have grown from $885.7 million in 2001 to $3.3 billion in 2005 and are expected to continue to increase. We expect investment income to rise through at least 2006 for all of these reasons.
Large losses bring new opportunities and
we remain prepared to capitalize on them
when they arise.
Acquisitions continue to be part of our philosophy, helping increase premiums, expand distribution, enter new lines and diversify operations. During 2005 we closed our acquisitions of: De Montfort Group, based in England, consisting of an insurance company and a service agency specializing in credit and surety in the UK; United States Surety Company, an insurance company based in Timonium, Maryland; Perico Ltd., an underwriting agency based in St. Louis, Missouri, writing medical stop-loss insurance; MIC Life Insurance Corporation, a non-operating shell which we capitalized and renamed Perico Life Insurance Company; and Illium Insurance Group, a Lloyd’s underwriting agency specializing in UK liabilities. These businesses are all now successfully integrated into HCC and contributing to the growth in earnings.
We are pleased to have entrepreneurial founders and other key individuals that joined us through these acquisitions: James R. Davidson, Martyn D. Ward and Nicholas J. Walklett with De Monfort; Richard E. Klein and Carol T. Nevin at United States Surety; Carl C. Petty, Jr. and Erwin F. Rittinger with Perico; and Russell J. Benzies and A. Denis Burniston at Illium, each being a specialist in their field.
We also start businesses and enter new lines by first hiring seasoned veterans and then providing them with the resources to build their business. In 2005,we did just that in the commercial credit line by hiring Mark P. Reynolds from Exporters Insurance Company to head up HCC Credit Group, which is now writing short and intermediate term credit risks in the U.S. and internationally. Brian E. Duffy, Carl R. Nederman and Mark P. Rickert joined us subsequently, having previously operated independently in their own agency.

HCC Insurance Holdings, Inc.     •     2005 ANNUAL REPORT

(Continued)
Strategic investments have been part of our business plan for some time and have lead to acquisitions, or profitable dispositions of our ownership. Our investments include: Argonaut Group (NASDAQ: AGII), where we own approximately 2.5 million shares in a mandatorily convertible preferred stock that continues to do very well; Indemco, a privately owned, Houston-based underwriting agency writing surety for the energy industry; and two more recent investments in the Tower Group (NASDAQ: TWGP), a specialty property and casualty insurance company where we own almost 10% of the outstanding shares; and Heritage Underwriting Agency, a Lloyd’s underwriting agency specializing in worldwide property insurance. We expect to continue to expand this unique investment portfolio.
As we grow in size and complexity, it is important to ensure that we have a strong, experienced and focused management team. Mindful of this and the ever important need for succession, we continue to look for candidates to lead the Company into the future. Such individuals will preferably come from existing employees, or through our acquisition of well-managed companies. Existing corporate Executive Vice Presidents Edward H. Ellis, Jr.- CFO; Michael J. Schell — property & casualty; Craig J. Kelbel — life, accident & health; Robert F. Thomas — credit & surety; and Christopher L. Martin — General Counsel were joined by Barry J. Cook, who was promoted to Chief Executive Officer of all international operations; Farid F. Nagji to Executive Vice President of the newly created position of Administration and Corporate Services; and John N. Molbeck, Jr., who has been named to the position of President and Chief Operating Officer of the Group. This is John’s second time with us at this position and we are very pleased to have him back. Not only will he contribute immediately by overseeing all operations, but he will help for the longer term by assisting me in finding his successor during the next three years.
I would like to remember two of our lost friends in aviation: Richard (Dick) R. Gorsuch who worked for us in the 70’s and 80’s and was a great aviation insurance man and a really good guy; and Audrey A. Dent who worked for me on and off for 30 years. She was a very sincere woman and a great team player at our USSIC Aviation office in Dallas. They will be long remembered by those who knew them.
2005 was a memorable year for large losses and record results, uncommon bedfellows, but we can do better and we will. Our goal is to continue to grow our Company and shareholders’ equity while protecting that which we have already achieved. Thanks to all of our management and employees worldwide for their contribution to our success and particularly to the special contributions made by Cory L. Moulton at PIA, R. Matthew Fairfield at HCC Global International, Andrew G. Stone at HCC Global in the U.S., Michael J. Donovan Senior Vice President of Aviation and Pamela J. Penny Senior Vice President of Finance and all of her tireless staff.
We are enthusiastically looking forward to 2006 and beyond.
Stephen L. Way
Chairman of the Board
and Chief Executive Officer
HCC Insurance Holdings, Inc.     •     2005 ANNUAL REPORT